Mail Stop 3561



      August 31, 2005


Via U.S. Mail and Fax
Mr. Carl R. Ceragno
President and Chief Executive Officer
Communications Research, Inc.
67 Ramapo Valley Road
Suite 103
Mahwah, NJ  07430

	Re:	Communications Research, Inc.
      Form 10-KSB for the fiscal year ended December 31, 2004
		Filed March 31, 2005
		File No. 0-50069


Dear Mr. Ceragno:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								/s/ Larry Spirgel
								Assistant Director
??

??

??

??


UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549